Exhibit 99.1

4 Parkway North, Suite 400
Deerfield, IL 60015
Contact:	Dan Aldridge, Director of Investor Relations
847-405-2530 - daldridge@cfindustries.com

CF Industries Holdings, Inc. Reports Fourth Quarter

Net Earnings of $27 Million and EBITDA of $254 Million;

Adjusted Net Earnings of $180 Million and Adjusted EBITDA of $451 Million

Full-Year 2015 Net Earnings of $700 Million; EBITDA of $1.7 Billion

Full-Year 2015 Adjusted Net Earnings of $916 Million; Adjusted EBITDA of $2.0 Billion

Commenced CHS Strategic Venture on February 1, 2016; $2.8 Billion in Cash Received

OCI Combination Remains On-Track for Mid-2016 Close

DEERFIELD, IL—February 17, 2016—CF Industries Holdings, Inc. (NYSE: CF), a global leader in nitrogen fertilizer manufacturing and distribution, today announced results for its fourth quarter ended December 31, 2015.

Fourth Quarter Operational Highlights

•             EBITDA(1) of $254 million; adjusted EBITDA(1) of $451 million

•             Net earnings of $27 million or $0.11 per diluted share; adjusted net earnings(2) of $180 million or adjusted net earnings per diluted share(2) of $0.76

•             New record urea production of 758,000 tons

•            Ammonia capacity utilization of 100 percent

2015 Full Year Operational Highlights

•             EBITDA(1) of $1.7 billion; adjusted EBITDA(1) of $2.0 billion

•             Net earnings of $700 million or $2.96 per diluted share; adjusted net earnings(2) of $916 million or adjusted net earnings per diluted share(2) of $3.88

•             Repurchased 8.9 million shares during 2015

Strategic Initiatives

•             CHS Strategic Venture - Commenced the strategic venture with CHS Inc. (CHS) in February 2016; CHS completed its $2.8 billion purchase of a minority equity position in CF Industries Nitrogen, LLC (CFN), a subsidiary of CF Industries Holdings, Inc.

•             Capacity Expansion Projects - Entering final stages of capacity expansion projects in Donaldsonville, LA, and Port Neal, IA

•             New urea plant at Donaldsonville began production in November 2015

•             New urea ammonium nitrate (UAN)  plant at Donaldsonville is mechanically complete and in process of being commissioned

•             Donaldsonville ammonia plant piping and welding expected to be complete within 8 weeks; start-up in mid-2016

•             Port Neal ammonia and urea plants expected to be mechanically complete during the second quarter of 2016

•             Total costs for the projects are in-line with previously communicated estimates

•             OCI Combination - The company entered into an amended agreement to combine with OCI N.V.’s (OCI) European, North American and global distribution businesses with the jurisdiction of incorporation and tax residency of the new holding company to be in the Netherlands

(1)         Earnings Before Interest, Taxes, Depreciation and Amortization. See reconciliations of EBITDA and adjusted EBITDA to the most comparable GAAP measures in the tables accompanying this release.

(2)         See reconciliations of adjusted net earnings and adjusted net earnings per diluted share to the most comparable GAAP measures in the tables accompanying this release.

Overview of Results

CF Industries Holdings, Inc., today announced fourth quarter 2015 EBITDA of $254 million and net earnings attributable to common stockholders of $27 million, or $0.11 per diluted share. Adjusted EBITDA for the fourth quarter of 2015 was $451 million, and adjusted net earnings attributable to common stockholders was $180 million, or $0.76 per diluted share. These results compare to fourth quarter 2014 EBITDA of $501 million and net earnings attributable to common stockholders of $238 million, or $0.96 per diluted share. Adjusted EBITDA for the fourth quarter of 2014 was $568 million, and adjusted net earnings attributable to common stockholders was $281 million, or $1.12 per diluted share.

Full year 2015 EBITDA was $1.7 billion and net earnings attributable to common stockholders was $700 million, or $2.96 per diluted share. Adjusted EBITDA for the full year 2015 was $2.0 billion, and adjusted net earnings attributable to common stockholders was $916 million, or $3.88 per diluted share. These results compare to EBITDA of $2.7 billion and net earnings attributable to common stockholders of $1.4 billion, or $5.42 per diluted share, for the full year 2014. Adjusted EBITDA for the full year 2014 was $2.1 billion, and adjusted net earnings attributable to common stockholders was $1.0 billion, or $4.02 per diluted share.

Net sales decreased in the fourth quarter of 2015 to $1,115.8 million from $1,216.5 million in the same period last year as a high global supply of fertilizer led to lower average realized prices across the ammonia, granular urea, UAN, and Other segments. Currency devaluations, depressed feedstock and other input costs, and drastically reduced ocean freight costs allowed marginal producers to continue production, leading to excess supply availability. This environment caused many farmers and retailers to delay purchases.

Cost of sales increased 8 percent in the fourth quarter of 2015 compared to the fourth quarter of 2014 due primarily to the inclusion of CF Fertilisers UK (formerly GrowHow UK) in the company’s financial results and higher unrealized mark-to-market losses on the company’s natural gas hedges through 2018. This was partially offset by lower realized natural gas costs. Despite these difficult market conditions, the company achieved an aggregate gross margin of 25.1 percent for the fourth quarter of 2015 and 35.9 percent for the full year 2015.

“Our business model demonstrated its resiliency in the face of some of the most difficult market conditions seen in a decade. Even at today’s low prices, we remain highly profitable with a gross margin of over 25 percent, which includes the impact of the unrealized mark-to-market loss on our natural gas hedges. U.S. producers continue to enjoy cash margins of almost 50 percent,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc.

The company has completed a review of its equity method investment in Point Lisas Nitrogen Limited (PLNL), the company’s 50 percent interest in an ammonia production joint venture located in the Republic of Trinidad and Tobago.  This review assessed the recoverability of the company’s carrying value of the investment.  During the fourth quarter of 2015, the company recognized an impairment charge of $62 million relating to its investment in PLNL due to continuing gas curtailments from the government controlled gas supplier, and the expectation is that these curtailments will continue into the future.

On December 18, 2015, the Protecting Americans from Tax Hikes (PATH) Act of 2015 was signed into law and applies to tax years 2015 through 2019. One of the provisions of the PATH Act permits companies to deduct 50 percent of their capital expenditures for federal income tax purposes in the year qualifying assets were placed into service. As a result of this provision, for the year ended December 31, 2015, the company recorded a federal tax receivable of approximately $120 million that is expected to result in a tax refund. This receivable is primarily associated with the new urea plant and related offsites that were placed into service at the company’s Donaldsonville, LA complex during November of 2015.

In 2016, the company expects to place into service (i) the new UAN and ammonia plants at the Donaldsonville, LA complex and (ii) the new urea and ammonia plants at the Port Neal, IA complex.  Most of these assets will also qualify for 50 percent bonus depreciation for fiscal year 2016. As a result of these additional assets being placed into service in 2016, the company expects to have significantly reduced cash tax payments in 2016.

In the fourth quarter of 2015, the overall blended-average realized cost of natural gas purchased by the company was $3.07 per MMBtu, which represents a 25 percent decline year over year and includes a realized loss of $0.41 per MMBtu on natural gas hedges for the fourth quarter of 2015. The average realized cost of natural gas purchased by the company in North America was $2.74 per MMBtu, a 33 percent decline year over year, while the average realized cost of natural gas purchased by the company in the United Kingdom in the fourth quarter of 2015 was $5.68 per MMBtu.

During the fourth quarter of 2015, the company did not enter into any additional natural gas hedges.

Delivery of Strategic Initiatives

•                  The company and CHS commenced a strategic venture that was announced on August 12, 2015. On February 1, 2016, CHS made a $2.8 billion equity investment in CFN and began receiving delivery of urea and UAN from the company under a long-term supply agreement.

•                  On December 16, 2015, the company announced that the new urea plant at the company’s Donaldsonville, LA, nitrogen complex had been operating since November 17, 2015, and had achieved consistent, stable production. The plant has produced over 230,000 tons of granular urea since start-up through the end of January 2016. This is the first plant to be commissioned and started-up as part of the company’s major capacity expansion projects in North America. Additionally, the new UAN plant at Donaldsonville is mechanically complete and in the process of being commissioned for start-up.

•                  On December 23, 2015, the company announced the filing of an amended registration statement on Form S-4 with the Securities and Exchange Commission for the transaction with OCI that was previously announced on August 6, 2015. Under the terms of the proposed transaction, the company would combine with OCI’s European, North American and global distribution businesses under a new holding company domiciled in the Netherlands. The proposed transaction remains subject to approval by the shareholders of CF and OCI, as well as other closing conditions. The transaction is expected to close in mid-2016, subject to the satisfaction of the closing conditions.

Business Environment and Outlook

The global nitrogen market continued to be supply-driven in the fourth quarter of 2015 with significant availability pressuring prices, which caused farmers and retailers to delay purchase activity. Urea prices declined throughout the quarter, from a high of $260/short ton fob NOLA at the beginning of the quarter to roughly $220/short ton fob NOLA at the end of the quarter. However, even at recent urea price levels near $215/short ton fob NOLA, a typical U.S. Gulf producer is still expected to achieve a cash margin of approximately 50 percent.

During the fourth quarter, the Chinese government allowed the yuan to devalue further, continuing a trend that began in the third quarter of 2015.  When accounting for the devaluation along with a decrease in coal prices and continued weakness in ocean freight, cash costs of urea production for the marginal Chinese anthracite coal-based producer are now estimated to be near the seasonal low of roughly $225/short ton delivered to the U.S. Gulf. Some Chinese producers have shown that they will sell below this price. According to recent industry publications, operating rates for Chinese coal-based urea producers have declined to 66 percent in the month of January 2016 from 73 percent in December of 2015. These data points would suggest that prices below the $225/short ton floor price may not be sustainable.

Exports out of China were lower in the fourth quarter of 2015 compared to the same period in 2014, with the majority of those exports being sold to India during the tender process. Urea exports from China averaged 1.4 million tons per month during the fourth quarter of 2015, which compared to a rate of 1.8 million tons per month in the fourth quarter of 2014. For the full year 2015, exports totaled approximately 13.8 million tons, which is slightly higher than the full year 2014.

In North America, the fourth quarter agricultural ammonia application season was negatively impacted by weather, and industrial ammonia demand declined, impacted by lower phosphate production. Warm weather into early November, coupled with the combination of rain and snow later that month, limited most of the Midwest from completing normal ammonia applications. The company maintained a high production level and utilized available terminal space to manage system-wide inventory levels and, as a result, is well positioned for the upcoming spring.

Customers were reluctant to buy urea and UAN during much of the fourth quarter due to the prospect of lower prices in the future. The weather-related disruption of the fourth quarter ammonia application season, along with delayed purchases of UAN and urea during the fourth quarter, should lead to larger-than-average spring demand and a corresponding rebound in prices. CF is projecting positive spring application volumes as farmers are expected to compensate for a poor fall application with nitrogen being the one nutrient that must be applied annually.

Current projected returns for the 2016 crop, based on new crop futures, continue to favor corn plantings over soybeans. As a result, 2016 corn planting is expected to reach approximately 90.5 million acres, which is a 2.5 million acre increase from 2015. As a result, total nitrogen fertilizer demand in North America is expected to remain steady in 2016 compared to 2015 as the projected increase in corn acres has been offset by a projected decrease in wheat acres.

North American natural gas continues to provide the company a substantial cost advantage compared to other global producers. The North American natural gas market began the fourth quarter of 2015 with minimal price movement and lower volatility.  However, that quickly turned into a sharp downward shift in prices in the latter half of October. Stronger than expected El Niño conditions brought warmer weather that continued through much of the quarter, and was a large contributor to the significant decrease in demand. Natural gas consumption in North America residential and commercial applications during the fourth quarter of 2015 was 16 percent lower than in the fourth quarter of 2014. Despite the continued decrease in rig count, gas production continued at record levels during the fourth quarter, with the storage balance in the U.S. reaching a record-level of 4 trillion cubic feet (TCF) at the end of the injection season.

In the second half of 2016, the company expects the capacity expansion projects and OCI combination to be complete. Looking ahead at the nitrogen marketplace, the company expects global capacity additions to decline significantly in 2017 and beyond. In line with historical trends, the company expects nitrogen demand to continue to grow at an approximate rate of 2 percent per year, which would indicate a need for four to five new ammonia-urea complexes per year in order to meet this demand. As a result, the company expects capacity additions post-2016 to lag significantly behind demand growth, effectively absorbing today’s overcapacity.

Capital Deployment Activities

For the full year 2016, the company currently projects capital expenditures of approximately $1.8 billion. This consists of approximately $1.2 billion for the capacity expansion projects and approximately $600 million of sustaining and other capital expenditures.

Consolidated Results

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions, except as noted)
Net sales	$1,115.8	$1,216.5	$4,308.3	$4,743.2
Cost of sales	835.4	772.2	2,761.2	2,964.7
Gross margin	$280.4	$444.3	$1,547.1	$1,778.5

Gross margin percentage	25.1%	36.5%	35.9%	37.5%

EBITDA(1)	$254.4	$501.3	$1,666.3	$2,712.3
Adjusted EBITDA(1)	$450.7	$568.2	$1,982.7	$2,123.9

Net earnings attributable to common stockholders	$26.5	$238.3	$699.9	$1,390.3
Adjusted net earnings attributable to common stockholders(1)	$180.1	$280.6	$915.7	$1,029.4

Net earnings per diluted share(2)	$0.11	$0.96	$2.96	$5.42
Adjusted net earnings per diluted share(1)(2)	$0.76	$1.12	$3.88	$4.02

Tons of product sold (000s):
Nitrogen product segments	3,982	3,521	13,718	13,276
Phosphate segment	—	—	—	487
Total tons of product sold	3,982	3,521	13,718	13,763

Cost of natural gas:
Purchased natural gas costs (per MMBtu)(3)	$2.66	$3.99	$2.81	$4.49
Realized derivatives loss (gain) (per MMBtu)(4)	0.41	0.08	0.26	(0.24)
Cost of natural gas (per MMBtu)	$3.07	$4.07	$3.07	$4.25

Average daily market price of natural gas
Henry Hub (per MMBtu)	$2.09	$3.75	$2.61	$4.32
National Balancing Point UK (per MMBtu)	$5.58	—	$6.53	—

Capital expenditures	$678.0	$535.8	$2,469.3	$1,808.5

Production volume by product tons (000s):
Ammonia(5)	2,098	1,753	7,673	7,011
Granular urea	758	590	2,520	2,347
UAN (32%)	1,602	1,626	5,888	5,939
AN	487	236	1,283	950

(1)         See reconciliations of EBITDA, adjusted EBITDA, adjusted net earnings attributable to common stockholders and adjusted net earnings per diluted share to the most comparable GAAP measures in the tables accompanying this release.

(2)         On June 17, 2015, CF Industries common stock split 5 for 1. The per share amounts for all prior periods have been restated to reflect the stock split.

(3)         Includes the cost of natural gas purchased during the period for use in production.

(4)         Includes the realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(5)         Gross ammonia production including amounts subsequently upgraded into other products.

CF Industries recognized revenue from the phosphate business through the second quarter of 2014 due to sales of phosphate inventory that remained in its distribution system after the sale of the phosphate business to The Mosaic Company in the first quarter of 2014.  Because of the sale of the phosphate business, the phosphate segment ceased to have reported results after the second quarter of 2014.  The phosphate segment will continue to be shown only until there are no prior-year results from this segment.

Comparison of 2015 to 2014 Fourth Quarter Periods:

•                  Net sales for the nitrogen product segments decreased primarily due to lower average selling prices resulting from a competitive global pricing environment, as well as decreased North American sales volumes in ammonia and AN. This was offset by the CF Fertilisers UK acquisition, which resulted in greater ammonia, AN, and compound fertilizer product (NPK) sales.

•                  EBITDA declined due primarily to lower average selling prices, coupled with an increase in cost of sales that was driven by an unrealized net mark-to-market loss of $97.5 million on natural gas derivatives compared to an unrealized loss of $40.4 million in 2014. The decline in EBITDA was also attributable to transaction costs of $19.5 million, an impairment charge of $61.9 million on the equity method investment in PLNL, and expenses related to the capacity expansion projects of $14.7 million in 2015, compared to $8.8 million in 2014. The decline was partially offset by the inclusion of CF Fertilisers UK.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated nitrogen fertilizer, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen product that the company upgrades into other nitrogen fertilizers such as urea and UAN solution.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions, except as noted)
Net sales	$375.5	$467.0	$1,523.1	$1,576.3
Cost of sales	249.2	290.1	883.7	983.2
Gross margin	$126.3	$176.9	$639.4	$593.1

Gross margin percentage	33.6%	37.9%	42.0%	37.6%

Sales volume by product tons (000s)	819	836	2,995	2,969
Sales volume by nutrient tons (000s)(1)	671	685	2,456	2,434

Average selling price per product ton	$458	$559	$509	$531
Average selling price per nutrient ton(1)	560	682	620	648

Gross margin per product ton	$154	$212	$213	$200
Gross margin per nutrient ton(1)	188	258	260	244

Depreciation and amortization	$20.5	$15.5	$95.4	$69.0

(1)         Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2015 to 2014 Fourth Quarter periods:

•                  Ammonia sales volume decreased in the fourth quarter of 2015 from the fourth quarter of 2014 due to a weather-shortened fall application season and a decrease in global demand for industrial applications, including phosphate production. This was partially offset by increased ammonia sales resulting from the inclusion of CF Fertilisers UK.

•                  Average selling prices decreased in the fourth quarter of 2015 compared to 2014 primarily due to increased global supply and reduced demand due to weather-shortened fall application.

•                  Ammonia gross margin decreased due to lower average selling prices, lower sales volume, and higher unrealized net mark-to-market losses on natural gas derivatives. These were partially offset by lower realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen.  Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen fertilizers.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions, except as noted)
Net sales	$194.1	$231.1	$788.0	$914.5
Cost of sales	145.2	138.5	469.5	516.6
Gross margin	$48.9	$92.6	$318.5	$397.9

Gross margin percentage	25.2%	40.1%	40.4%	43.5%

Sales volume by product tons (000s)	705	646	2,460	2,459
Sales volume by nutrient tons (000s)(1)	325	297	1,132	1,131

Average selling price per product ton	$275	$358	$320	$372
Average selling price per nutrient ton(1)	597	778	696	809

Gross margin per product ton	$69	$143	$129	$162
Gross margin per nutrient ton(1)	150	312	281	352

Depreciation and amortization	$19.8	$10.5	$50.5	$37.5

(1)         Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2015 to 2014 Fourth Quarter periods:

•                  Granular urea sales volume increased as the new urea plant at the Donaldsonville, LA, facility began production in the fourth quarter, resulting in an increase in available tons.

•                  Granular urea average selling price per ton decreased due to an abundance of global supply coupled with weak demand.

•                  Gross margin decreased due to lower average selling prices as well as higher unrealized net mark-to-market losses on natural gas derivatives. These were partially offset by lower realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN).  UAN is a liquid fertilizer product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions, except as noted)
Net sales	$367.3	$420.5	$1,479.7	$1,669.8
Cost of sales	276.2	267.2	954.5	997.4
Gross margin	$91.1	$153.3	$525.2	$672.4

Gross margin percentage	24.8%	36.5%	35.5%	40.3%

Sales volume by product tons (000s)	1,599	1,597	5,865	6,092
Sales volume by nutrient tons (000s)(1)	507	505	1,854	1,925

Average selling price per product ton	$230	$263	$252	$274
Average selling price per nutrient ton(1)	724	833	798	867

Gross margin per product ton	$57	$96	$90	$110
Gross margin per nutrient ton(1)	180	304	283	349

Depreciation and amortization	$51.9	$41.1	$191.6	$179.3

(1)         Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2015 to 2014 Fourth Quarter periods:

•                  UAN sales volume for the fourth quarter of 2015 approximated total volume for the fourth quarter of 2014 as increased exports were offset by lower domestic demand.

•                  UAN average selling price per ton decreased due to a combination of excess global supply availability as well as a long global urea market that pressured other nitrogen prices.

•                  UAN gross margin decreased due to lower average selling prices as well as higher unrealized net mark-to-market losses on natural gas derivatives. These were partially offset by lower realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company’s Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions, except as noted)
Net sales	$115.1	$55.7	$294.0	$242.7
Cost of sales	111.7	48.8	290.8	189.1
Gross margin	$3.4	$6.9	$3.2	$53.6

Gross margin percentage	3.0%	12.4%	1.1%	22.1%

Sales volume by product tons (000s)	495	244	1,290	958
Sales volume by nutrient tons (000s)(1)	166	84	437	329

Average selling price per product ton	$233	$228	$228	$253
Average selling price per nutrient ton(1)	693	663	673	738

Gross margin per product ton	$7	$28	$2	$56
Gross margin per nutrient ton(1)	20	82	7	163

Depreciation and amortization	$22.0	$12.4	$65.6	$46.5

(1)         Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2015 to 2014 Fourth Quarter periods:

•                  AN sales volume was higher due to the inclusion of CF Fertilisers UK sales in 2015.

•                  AN average selling price per ton increased due to the inclusion of CF Fertilisers UK, which was partially offset by lower priced domestic sales.

•                  AN gross margin decreased primarily due to higher unrealized net mark-to-market losses on natural gas derivatives. These were partially offset by the inclusion of CF Fertilisers UK and lower realized natural gas costs.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions, except as noted)
Net sales	$63.8	$42.2	$223.5	$171.5
Cost of sales	53.1	27.6	162.7	120.1
Gross margin	$10.7	$14.6	$60.8	$51.4

Gross margin percentage	16.8%	34.6%	27.2%	30.0%

Sales volume by product tons (000s)	364	198	1,108	798
Sales volume by nutrient tons (000s)(1)	71	38	215	155

Average selling price per product ton	$175	$213	$202	$215
Average selling price per nutrient ton(1)	899	1,111	1,040	1,106

Gross margin per product ton	$29	$74	$55	$64
Gross margin per nutrient ton(1)	151	384	283	332

Depreciation and amortization	$9.5	$4.9	$35.2	$20.4

(1)         Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2015 to 2014 Fourth Quarter periods:

•                  Other segment volume was higher due to the impact of the CF Fertilisers UK acquisition, partially offset by a decrease in DEF sales.

•                  Other segment average selling price per ton decreased due to increased global supply of nitrogen.

•                  Other segment gross margin decreased primarily due to higher manufacturing costs. This was partially offset by the inclusion of CF Fertilisers UK as well as lower realized natural gas costs.

Environmental, Health & Safety Performance

As of December 31, 2015, CF Industries’ 12-month rolling average recordable incident rate was 0.94 incidents per 200,000 work-hours. The most recently available one-year average for the company’s broad set of fertilizer producer peer companies is 4.2 incidents per 200,000 work hours.

Balance Sheet and Cash Flow Items

As of December 31, 2015, CF Industries had total liquidity available for operations of $2.3 billion, including its $2.0 billion undrawn revolving credit facility. Total long-term debt was $5.6 billion.  Net interest expense was $39.6 million in the fourth quarter of 2015 compared to $40.9 million in the fourth quarter of 2014.  The $1.3 million decrease was due primarily to higher amounts of capitalized interest related to the company’s capacity expansion projects, partially offset by higher interest expense pertaining to the $1.0 billion of private senior notes issued in September 2015.

Total cash capital expenditures during the fourth quarter of 2015 were $678.0 million. Of this, $472.1 million was related to the capacity expansion projects, bringing project announcement-to-year-end 2015 cash expenditures to $3.5 billion. As of December 31, 2015, the company also has accrued payables related to the expansion projects of $471.1 million. Capital expenditures during the fourth quarter included sustaining items of approximately $163.9 million and capitalized interest of $42.0 million. For the year, the company had total cash capital expenditures of $2.5 billion with $601.6 million for sustaining items and capitalized interest of $154.5 million. By mid-2016, the capitalization of interest associated with the capacity expansions projects is expected to conclude as construction is completed.

During the fourth quarter, the company did not repurchase any additional shares. As of December 31, 2015, the company had shares outstanding totaling 233 million shares. In 2015, the company repurchased 8.9 million shares for a total of $527.2 million. As a result of share repurchases and high-return investments in production growth, the company’s nitrogen capacity per thousand shares has increased by 173 percent, from approximately 11 tons prior to the 2010 acquisition of Terra Industries to more than 30 tons today.

Dividend Payment

On January 28, 2016, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on February 29, 2016, to stockholders of record as of February 12, 2016.

Conference Call

CF Industries will hold a conference call to discuss these fourth quarter and full year 2015 results at 9:00 a.m. ET on Thursday, February 18, 2016.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States, Canada and the United Kingdom, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in an ammonia facility in The Republic of Trinidad and Tobago. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that EBITDA, adjusted EBITDA, adjusted net earnings, and adjusted net earnings per diluted share, non-GAAP financial measures provide additional meaningful information regarding the company’s performance and financial strength.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, EBITDA included in this release may not be comparable to similarly titled measures of other companies.  Reconciliations of EBITDA, adjusted EBITDA, adjusted net earnings, and adjusted net earnings per diluted share to the most comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict” or “project” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about the benefits, expected timing of closing and other aspects of the proposed acquisition (the “OCI Transaction”) by the Company from OCI N.V. (“OCI”) of OCI’s European, North American and global distribution businesses (the “ENA Business”) and the future performance and operation of the strategic venture with CHS Inc. (the “CHS Strategic Venture”); statements about future strategic plans; and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, difficulties associated with the operation or management of the CHS Strategic Venture; risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement over the life of the supply agreement and risks that disruptions from the CHS Strategic Venture will harm the Company’s other business relationships; the volatility of natural gas prices in North America and Europe; the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; risks associated with cyber security; weather conditions; the Company’s ability to complete its production capacity expansion projects on schedule as planned, on budget or at all; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; the Company’s reliance on a limited number of key facilities; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; losses on the Company’s investments in securities; deterioration of global market and economic conditions; and the Company’s ability to manage its indebtedness.

Other important factors, relating to the OCI Transaction, that could cause actual results to differ materially from those in the forward-looking statements include, among others: the risk that the OCI Transaction is not accorded the tax and accounting treatment anticipated by the Company; the effect of future regulatory or legislative actions on the new holding company (“New CF”), the Company and the ENA Business; risks and uncertainties relating to the ability to obtain the requisite approvals of stockholders of the Company and OCI with respect to the OCI Transaction; the risk that governmental or regulatory actions delay the OCI Transaction or result in the imposition of conditions that could reduce the anticipated benefits from the OCI Transaction or cause the parties to abandon the OCI Transaction; the risk that a condition to closing of the OCI Transaction may not be satisfied; the length of time necessary to consummate the OCI Transaction; the risk that the Company and the ENA Business are subject to business uncertainties and contractual restrictions while the OCI Transaction is pending (including the risk that the Company is limited from engaging in alternative transactions and could be required in certain circumstances to pay a termination fee); the risk that the OCI Transaction or the prospect of the OCI Transaction disrupts or makes it more difficult to maintain existing relationships or impedes establishment of new relationships with customers, employees or suppliers; diversion of management time on transaction-related issues; the risk that New CF, the Company and the ENA Business are unable to retain and hire key personnel; the risk that closing conditions related to the Natgasoline joint venture may not be satisfied; the risk that the Company, New CF and the ENA Business will incur costs related to the OCI Transaction that exceed expectations; the risk that the businesses of the Company and the ENA Business will not be integrated successfully; the risk that the cost savings and any other synergies from the OCI Transaction may not be fully realized or may take longer to realize than expected; the risk that access to financing, including for refinancing of indebtedness of the ENA Business or the Company, may not be available on a timely basis and on reasonable terms; unanticipated costs or liabilities associated with the OCI Transaction-related financing; the risk that the credit ratings of New CF and the Company, including such ratings taking into account the OCI Transaction and related financing, may differ from the Company’s expectations; risks associated with New CF’s management of new operations and geographic markets; and the risk that the ENA Business is unable to complete its current production capacity development and improvement projects on schedule as planned, on budget or at all.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including CF Industries Holdings, Inc.’s most recent periodic report filed on Form 10-Q, which is available in the Investor Relations section of the Company’s web site. Please refer to the Risk Factors section of the Registration Statement on Form S-4 filed with the SEC by CF B.V. (SEC File No. 333-207847) for a description of additional factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements.  Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information

CF B.V. (“New CF”) has filed with the SEC a registration statement on Form S-4 (SEC File No. 333-207847) that includes a preliminary proxy statement of CF Industries Holdings, Inc. (“CF Industries”) and a preliminary shareholders circular of OCI N.V. (“OCI”), each of which also constitutes a preliminary prospectus of New CF. The registration statement has not been declared effective by the SEC. The definitive proxy statement/prospectus will be delivered to CF Industries shareholders and the definitive shareholders circular/prospectus will be delivered to OCI shareholders as required by applicable law after the registration statement becomes effective. INVESTORS AND SECURITY HOLDERS ARE URGED

TO READ THE PROXY STATEMENT/PROSPECTUS, THE SHAREHOLDERS CIRCULAR/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus, the shareholders circular and other documents filed with the SEC by New CF and CF Industries through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement/prospectus, the shareholders circular and other documents filed by CF Industries and New CF with the SEC by contacting CF Industries Investor Relations at: CF Industries Holdings, Inc., c/o Corporate Communications, 4 Parkway North, Suite 400, Deerfield, Illinois, 60015 or by calling (847) 405-2542.

Participants in the Solicitation

CF Industries and New CF and their respective directors and executive officers and OCI and its executive directors and non-executive directors may be deemed to be participants in the solicitation of proxies from the stockholders of CF Industries in connection with the proposed transaction. Information regarding the directors and executive officers of CF Industries is contained in CF Industries’ proxy statement for its 2015 annual meeting of stockholders, filed with the SEC on April 2, 2015, CF Industries’ Current Report on Form 8-K filed with the SEC on June 25, 2015 and CF Industries’ Current Report on Form 8-K filed with the SEC on September 8, 2015. Information about the executive directors and non-executive directors of OCI is contained in OCI’s annual report for the year ended December 31, 2014, available on OCI’s web site at www.oci.nl. Other information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of CF Industries in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement/prospectus filed with the SEC by New CF.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
RESULTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions, except per share amounts)
Net sales	$1,115.8	$1,216.5	$4,308.3	$4,743.2
Cost of sales	835.4	772.2	2,761.2	2,964.7
Gross margin	280.4	444.3	1,547.1	1,778.5
Selling, general and administrative expenses	50.2	32.5	169.8	151.9
Transaction costs	19.5	—	56.9	—
Other operating—net	18.6	11.8	92.3	53.3
Total other operating costs and expenses	88.3	44.3	319.0	205.2
Gain on sale of phosphate business	—	3.0	—	750.1
Equity in earnings of operating affiliates	(55.0)	15.8	(35.0)	43.1
Operating earnings	137.1	418.8	1,193.1	2,366.5
Interest expense	40.0	41.1	133.2	178.2
Interest income	(0.4)	(0.2)	(1.6)	(0.9)
Other non-operating—net	(0.8)	1.4	3.9	1.9
Earnings before income taxes and equity in earnings of non-operating affiliates	98.3	376.5	1,057.6	2,187.3
Income tax provision	62.3	132.1	395.8	773.0
Equity in earnings of non-operating affiliates—net of taxes	—	6.7	72.3	22.5
Net earnings	36.0	251.1	734.1	1,436.8
Less: Net earnings attributable to noncontrolling interest	9.5	12.8	34.2	46.5
Net earnings attributable to common stockholders	$26.5	$238.3	$699.9	$1,390.3

Net earnings per share attributable to common stockholders(1):
Basic	$0.11	$0.97	$2.97	$5.43
Diluted	$0.11	$0.96	$2.96	$5.42

Weighted-average common shares outstanding(1):
Basic	233.1	246.6	235.3	255.9
Diluted	233.8	247.3	236.1	256.7

(1)         On June 17, 2015, CF Industries common stock split 5 for 1. The share and per share amounts for all prior periods have been restated to reflect the stock split.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$286.0	$1,996.6
Restricted cash	22.8	86.1
Accounts receivable—net	267.2	191.5
Inventories	321.2	202.9
Prepaid income taxes	184.6	34.8
Other current assets	45.3	18.6
Total current assets	1,127.1	2,530.5
Property, plant and equipment—net	8,539.0	5,525.8
Investments in and advances to affiliates	297.8	861.5
Goodwill	2,390.1	2,092.8
Other assets	384.9	243.6
Total assets	$12,738.9	$11,254.2

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$917.7	$589.9
Income taxes payable	5.5	16.0
Customer advances	161.5	325.4
Other current liabilities	130.5	48.4
Total current liabilities	1,215.2	979.7
Long-term debt	5,592.7	4,592.5
Deferred income taxes	916.2	734.6
Other liabilities	627.6	374.9
Equity:
Stockholders’ equity	4,035.2	4,209.7
Noncontrolling interest	352.0	362.8
Total equity	4,387.2	4,572.5
Total liabilities and equity	$12,738.9	$11,254.2

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions)
Operating Activities:
Net earnings	$36.0	$251.1	$734.1	$1,436.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	131.6	94.0	479.6	392.5
Deferred income taxes	84.2	2.9	77.9	18.5
Stock-based compensation expense	3.5	3.0	16.8	16.6
Excess tax benefit from stock-based compensation	0.9	—	(1.5)	(8.7)
Unrealized loss on derivatives	92.3	51.6	162.8	119.2
Gain on re-measurement of CF Fertilisers UK investment	—	—	(94.4)	—
Impairment of equity method investment in PLNL	61.9	—	61.9	—
Loss on sale of equity method investments	—	—	42.8	—
Gain on sale of phosphate business	—	(3.0)	—	(750.1)
Loss on disposal of property, plant and equipment	3.3	1.2	21.4	3.7
Undistributed earnings of affiliates—net of taxes	(1.6)	27.7	(3.3)	(11.5)
Changes in:
Accounts receivable—net	(19.8)	(61.0)	(4.8)	36.1
Inventories	0.8	50.2	(71.0)	63.8
Accrued and prepaid income taxes	(79.2)	13.2	(147.8)	(56.8)
Accounts payable and accrued expenses	10.1	(46.0)	41.7	(53.2)
Customer advances	(220.4)	(135.4)	(163.9)	204.8
Other—net	28.6	(17.8)	51.4	(3.1)
Net cash provided by operating activities	132.2	231.7	1,203.7	1,408.6
Investing Activities:
Additions to property, plant and equipment	(678.0)	(535.8)	(2,469.3)	(1,808.5)
Proceeds from sale of property, plant and equipment	3.3	0.8	12.4	11.0
Proceeds from sale of equity method investment	—	—	12.8	—
Proceeds from sale of phosphate business	—	18.4	—	1,372.0
Purchase of CF Fertilisers UK, net of cash acquired	2.3	—	(551.6)	—
Sales and maturities of short-term and auction rate securities	—	—	—	5.0
Deposits to restricted cash funds	—	—	—	(505.0)
Withdrawals from restricted cash funds	3.1	59.6	63.3	573.0
Other—net	(7.7)	(8.4)	(43.5)	9.0
Net cash used in investing activities	(677.0)	(465.4)	(2,975.9)	(343.5)
Financing Activities:
Proceeds from long-term borrowings	—	—	1,000.0	1,494.2
Proceeds from short-term borrowings	—	—	367.0	—
Payments of short-term borrowings	—	—	(367.0)	—
Financing fees	(18.1)	—	(46.4)	(16.0)
Purchases of treasury stock	—	(343.7)	(556.3)	(1,934.9)
Dividends paid on common stock	(69.9)	(74.3)	(282.3)	(255.7)
Distributions to noncontrolling interest	(13.0)	(8.2)	(45.0)	(46.0)
Issuances of common stock under employee stock plans	0.1	5.6	8.4	17.6
Excess tax benefit from stock-based compensation	(0.9)	—	1.5	8.7
Other—net	—	—	—	(43.0)
Net cash (used in) provided by financing activities	(101.8)	(420.6)	79.9	(775.1)
Effect of exchange rate changes on cash and cash equivalents	(10.6)	(0.3)	(18.3)	(4.2)
(Decrease) increase in cash and cash equivalents	(657.2)	(654.6)	(1,710.6)	285.8
Cash and cash equivalents at beginning of period	943.2	2,651.2	1,996.6	1,710.8
Cash and cash equivalents at end of period	$286.0	$1,996.6	$286.0	$1,996.6

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SEGMENT DATA

Phosphate Segment

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions, except as noted)
Net sales	$—	$—	$—	$168.4
Cost of sales	—	—	—	158.3
Gross margin	$—	$—	$—	$10.1

Gross margin percentage	—%	—%	—%	6.0%

Sales volume by product tons (000s)(1)	—	—	—	487

Average selling price per product ton	$—	$—	$—	$346

Gross margin per product ton	$—	$—	$—	$21

(1) Represents DAP and MAP product sales.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings (GAAP measure) to EBITDA and adjusted EBITDA (non-GAAP measures):

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. The company has presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.

Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA because management uses adjusted EBITDA as a supplemental financial measure in the comparison of year-over-year performance.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions)
Net earnings attributable to common stockholders	$26.5	$238.3	$699.9	$1,390.3
Interest expense (income)—net	39.6	40.9	131.6	177.3
Income taxes(1)	62.3	132.1	384.9	773.0
Depreciation and amortization	131.6	94.0	479.6	392.5
Less: other adjustments	(5.6)	(4.0)	(29.7)	(20.8)

EBITDA	254.4	501.3	1,666.3	2,712.3

Loss on mark-to-market - natural gas derivatives	97.5	40.4	176.3	79.5
Impairment of equity method investment in PLNL	61.9	—	61.9	—
Transaction costs	19.5	—	56.9	—
Expansion project expenses	14.7	8.8	51.3	30.7
Loss on foreign currency derivatives	2.7	11.0	21.6	38.4
Gain on re-measurement of CF Fertilisers UK investment	—	—	(94.4)	—
Loss on sale of equity method investments	—	—	42.8	—
Pension settlement charge	—	9.7	—	13.1
Gain on sale of phosphate business	—	(3.0)	—	(750.1)
Total adjustments	196.3	66.9	316.4	(588.4)

Adjusted EBITDA	$450.7	$568.2	$1,982.7	$2,123.9

(1)         For the twelve months ended December 31, 2015, income taxes includes a tax benefit of $10.9 million on the loss on sale of a non-operating equity method investment, which is included in equity in earnings of non-operating affiliates—net of taxes on our consolidated statement of operations.

Reconciliation of net earnings attributable to common stockholders (GAAP measure) to adjusted net earnings and adjusted net earnings per diluted share (non-GAAP measures):

Adjusted net earnings is defined as net earnings attributable to common stockholders adjusted with the after-tax impacts of the selected items included in net earnings as summarized in the table below. The company has presented adjusted net earnings and adjusted net earnings per diluted share because management uses these measures as supplemental financial measure in the comparison of year-over-year performance.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions)
Net earnings attributable to common stockholders	$26.5	$238.3	$699.9	$1,390.3

Loss on mark-to-market - natural gas derivatives, net of tax(1)	61.3	25.5	110.9	50.1
Impairment of equity method investment in PLNL(2)	61.9	—	61.9	—
Transaction costs(2)	19.5	—	56.9	—
Expansion project expenses, net of tax(1)	9.2	5.6	32.3	19.4
Loss on foreign currency derivatives, net of tax(1)	1.7	6.9	13.6	24.2
Financing costs related to bridge loan commitment fee, net of tax(1)	—	—	3.7	—
Gain on re-measurement of CF Fertilisers UK investment(2)	—	—	(94.4)	—
Loss on sale of equity method investments, net of tax(3)	—	—	30.9	—
Pension settlement charge, net of tax(1)	—	6.1	—	8.2
Gain on sale of phosphate business, net of tax(4)	—	(1.8)	—	(462.8)
Total adjustments	153.6	42.3	215.8	(360.9)

Adjusted net earnings	$180.1	$280.6	$915.7	$1,029.4

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Net earnings per diluted share attributable to common stockholders	$0.11	$0.96	$2.96	$5.42

Loss on mark-to-market - natural gas derivatives	0.26	0.10	0.47	0.19
Impairment of equity method investment in PLNL	0.26	—	0.26	—
Transaction costs	0.08	—	0.24	—
Expansion project expenses	0.04	0.02	0.14	0.08
Loss on foreign currency derivatives	0.01	0.03	0.06	0.10
Financing costs related to bridge loan commitment fee	—	—	0.02	—
Gain on re-measurement of CF Fertilisers UK investment	—	—	(0.40)	—
Loss on sale of equity method investments	—	—	0.13	—
Pension settlement charge	—	0.02	—	0.03
Gain on sale of phosphate business	—	(0.01)	—	(1.80)
Total adjustments	0.65	0.16	0.92	(1.40)

Adjusted net earnings per diluted share	$0.76	$1.12	$3.88	$4.02

(1)         For the three months ended December 31, 2015 and 2014, and the twelve months ended December 31, 2015 and 2014, loss on mark-to-market—natural gas derivatives is presented net of tax of $36.2 million, $14.9 million, $65.4 million and $29.4 million, respectively; Expansion project expenses are presented net of tax of $5.5 million, $3.2 million, $19.0 million and $11.3 million, respectively; and Loss on foreign currency derivatives is presented net of tax of $1.0 million, $4.1 million, $8.0 million and $14.2 million, respectively. For the twelve months ended December 31, 2015, financing costs related to bridge loan commitment fee is presented net of tax of $2.2 million. For the three and twelve months ended December 31, 2014, Pension settlement charge is presented net of tax of $3.6 million and $4.9 million, respectively. For each of these tax effects, the rate used for the three and twelve months ended December 31, 2015 was 37.1%, and the rate used for the three and twelve months ended December 31, 2014 was 37.0%, which represented the company’s statutory tax rates for each respective period.

(2)         Adjustments for the impairment of equity method investment in PLNL and transactions costs have no tax effect because these items are not tax deductible.  The gain on re-measurement of CF Fertilisers UK investment has no tax effect because the income is not taxable.

(3)         Loss on sale of equity method investments is presented net of tax of $11.9 million for the twelve months ended December 31, 2015, using a blended tax rate of 27.9%, which represents the statutory tax rate of 37.1% offset by the impact of permanent book/tax differences.

(4)         Gain on sale of phosphate business is presented net of a tax benefit of $1.2 million and $287.3 million for the three and twelve months ended December 31, 2014, using a tax rate of 38.3%, which represents the U.S. federal tax rate of 35.0% and the blended state tax rate of 3.3%, net of federal benefit that was applicable to the gains reported in the company’s consolidated statement of operations.